SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                      PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                       PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                  4400 TEJASCO
                          SAN ANTONIO, TEXAS 78218-0267


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 11, 1997


To the Shareholders of
Play-By-Play Toys & Novelties, Inc.

   NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of PLAY-BY-Play Toys & Novelties, Inc. (the "Company") will be held at the San Antonio Airport Hilton and Conference Center, 611 N.W. Loop 410, San Antonio, Texas 78216 on the 11th day of December, 1997, at 1:00 p.m. (local time) for the following purposes:

1. "FOR" the election of Directors of the nominees named on the accompanying Proxy; and

2. "FOR" the ratification of the amendment of the Play By Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan") by reserving 600,000 additional shares of Common Stock to be potentially issued pursuant to the terms of the Incentive Plan.

3. "FOR" the ratification of the re-pricing of all options granted to the officers of the Company prior to December 9, 1996 at an exercise price of $11.00 per share, with Arturo G. Torres' exercise price being $12.10 per share.

4. "FOR" the approval of the potential future issuance of shares of Common Stock upon conversion of 8% Convertible Debenture held by Renaissance Capital Growth & Income Fund III, Inc., Renaissance Capital Growth & Income Trust PLC and Banc One Capital Partners II, Ltd.

5. "FOR" the ratification of the selection of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company for fiscal year 1998.

   Only common shareholders of record at the close of business on November 21, 1997 are entitled to notice of and to vote at the annual meeting.

   All shareholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your shares voted, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the undersigned at any time prior to the voting thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                                   SAUL GAMORAN
                                                   EXECUTIVE VICE PRESIDENT,
                                                   GENERAL COUNSEL AND SECRETARY
San Antonio, Texas
November 22, 1997

                       PLAY-BY-PLAY TOYS & NOVELTIES, INC.
                                  4400 TEJASCO
                          SAN ANTONIO, TEXAS 78218-0267
                                 (210) 829-4666

                                NOVEMBER 21, 1997

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 11, 1997

      This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are furnished to holders of common shares, without par value (the "Common Shares"), of Play-By-Play Toys & Novelties, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, December 11, 1997, at 1:00 p.m. at the San Antonio Airport Hilton and Conference Center, 611 N.W. Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. Only those shareholders of record at the close of business on November 21, 1997 will be entitled to receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are first being mailed to shareholders on or about November 22, 1997.

      All Common Shares represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the Proxy. If no directions have been specified on a Proxy, the Common Shares represented by that Proxy will be voted as follows:

1. "FOR" the election of Directors of the nominees named on the accompanying Proxy; and

2. "FOR" the ratification of the amendment of the Play By Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan") by reserving 600,000 additional shares of Common Stock to be potentially issued pursuant to the terms of the Incentive Plan.

3. "FOR" the ratification of the re-pricing of all options granted to the officers of the Company prior to December 9, 1996 at an exercise price of $11.00 per share, with Arturo G. Torres' exercise price being $12.10 per share.

4. "FOR" the approval of the potential future issuance of shares of Common Stock upon conversion of 8% Convertible Debenture held by Renaissance Capital Growth & Income Fund III, Inc., Renaissance Capital Growth & Income Trust PLC and Banc One Capital Partners II, Ltd.

5. "FOR" the ratification of the selection of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company for fiscal year 1998.

      Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters.

      Without affecting any vote previously taken, a shareholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing mailed to Saul Gamoran, Secretary of the Company, at the Company's executive offices at 4400 Tejasco, San Antonio, Texas 78218-0267, by executing a subsequent Proxy, or by attending the Annual Meeting and declaring to the Company such shareholder's intent to vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy.

      The presence, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding on November 21, 1997, is necessary to constitute a quorum at the Annual Meeting. As of November 21, 1997, the Company had 4,904,100 Common Shares issued and outstanding.

      Under Texas law and the Company's Amended and Restated Bylaws, each shareholder is entitled to one vote for each Common Share held. Common Shares represented in person or by proxy but not voted with respect to a proposal are counted as present. In votes other than for the election of directors, the effect of abstention or a non-vote is the same as a "no" vote. In the election of directors, Common Shares as to which the authority to vote is withheld and the Common Shares represented in person or by proxy but not voted with respect to the election of directors are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.

      All costs of solicitation of the proxies will be borne by the Company. Solicitation will be made by mail. Proxies may be further solicited at no additional compensation by officers, directors or employees of the Company by telephone, written communication or in person. Upon request, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of Common Shares of the Company. No solicitation will be made by specially engaged employees or other paid solicitors.

                                   MANAGEMENT

      The names of the directors and executive officers of the Company, their respective ages, positions and director terms are as follows:

                                                                        DIRECTOR
       NAME         AGE                 POSITION                          TERM
       ----         ---                 --------                          ----
Arturo G. Torres     61 Chief Executive Officer and Chairman of the Board 1998
Mark A. Gawlik       35 President, Chief Operating Officer and Director   2000
Raymond G. Braun     41 Chief Financial Officer, Treasurer and Director   2000
Saul Gamoran         38 Executive Vice President, General Counsel,        1998
                        Secretary and Director
Francisco Saez Moya  48 President - Play-By-Play Europe and Director      1999
Ottis W. Byers       52 Director                                          1999
Tomas Duran          52 Director                                          2000
Berto Guerra, Jr.    47 Director                                          1998
Steve K.C. Liao      51 Director                                          1999
James F. Place       65 Director                                          2000

      ARTURO G. TORRES has been Chief Executive Officer and Chairman of the Board of the Company since April 1993. Mr. Torres is a nominee to the Board of Directors for the 1998 annual shareholders' meeting. Prior thereto, Mr. Torres was the Founder, Chairman of the Board, Chief Executive Officer and President of Pizza Management, Inc. ("PMI") from its inception in 1972 to its eventual sale in 1992. PMI was the largest

(approximately 240 restaurants) private Pizza Hut, Inc. franchisee in the world with operations in the United States, the Commonwealth of Puerto Rico, Spain and the United States Virgin Islands. Although Mr. Torres is actively involved in the management of the Company, he is also involved in various private business endeavors which include Veladi Ranch, Inc., a registered hereford ranch, and Veladi Ranch Steak House, Inc., a privately held steak house chain with ten restaurants open.

      MARK A. GAWLIK has been President and a Director of the Company since its inception in January 1992, and became Chief Operating Officer in April 1993. From January 1990 until the May 1992 acquisition by the Company, Mr. Gawlik was Co-General Manager of the Toys and Novelties Division of PMI. From February 1986 through December 1989, Mr. Gawlik was Controller of PMI. From June 1983 through February 1986, he was employed by Deloitte, Haskins & Sells, San Antonio, Texas, most recently as Senior Accountant. Mr. Gawlik received a Bachelor of Business Administration degree in accounting, summa cum laude, from The University of Texas at Austin in 1984.

      RAYMOND G. BRAUN has been Chief Financial Officer, Treasurer and a Director of the Company since January 1997. Prior to that, Mr. Braun served as the Company's engagement partner with the independent accounting and advisory firm of Coopers & Lybrand, L.L.P. Mr. Braun served in various roles at Coopers & Lybrand since 1980, having joined the firm immediately after graduation. Mr. Braun received a Bachelor of Business Administration degree in accounting from The University of Texas at Austin.

      SAUL GAMORAN has been Executive Vice President, General Counsel, Secretary and a Director of the Company since May 1996. Mr. Gamoran is a nominee to the Board of Directors for the 1998 annual shareholders' meeting. From April 1995 through May 1996, Mr. Gamoran was President of Renaissance Strategies, Ltd., a consulting firm specializing in consumer products. From June 1988 through March 1995, Mr. Gamoran was Executive Vice President of Ace Novelty Co., Inc. Mr. Gamoran is a past board member of the Toy Manufacturers of America, a toy industry trade association. Mr. Gamoran received a Juris Doctor degree from Northwestern University in 1984 and a Bachelor of Science degree in speech from Northwestern in 1981.

      FRANCISCO SAEZ MOYA has been President of Play By Play Toys & Novelties Europa, S.A. since April 1995. From May 1992 until April 1995, Mr. Moya was Vice-President - European Operations of the Company and has served as Director of the Company since May 1992. Mr. Moya also serves as Administrator of Play By Play Toys Europe, a position he has held since 1989. From May 1986 through May 1992, he served as Vice President - Spain for the Restaurant Division of PMI. Mr. Moya is fluent in English, Spanish, Italian, Portuguese and French. Mr. Moya received a M.H.C.C. degree in Hotel and Catering Management-Accounting from the College of Further Education of Hastings, England in 1973.

      OTTIS W. BYERS has been a Director of the Company since September 1995. Since February 1995, Mr. Byers has been owner and Vice President of B.N. Transport, Inc. of Cleveland, Texas. From 1978 through 1994, Mr. Byers owned Byers Enterprises, which operated three Mexican food restaurants in Texas. Mr. Byers received a Bachelor of Science degree in history from Sam Houston State University, Huntsville, Texas, in 1968.

      TOMAS DURAN has been a Director of the Company since November 1992. Mr. Duran has owned an insurance consulting business located in Corpus Christi, Texas, since August 1992. From 1988 through July 1992, he was Director of Management and Budget and Senior City Manager for the City of Corpus Christi, Texas. Mr. Duran served as Trade Representative for the Monterrey, Veracruz and Mexico City Foreign Trade Mission and served as President of the Texas Public Employees Labor Relations Association from 1985 through 1986. Mr. Duran studied engineering at Universidad de Madrid, Madrid, Spain from 1964 through 1965 and received a Bachelor of Arts degree in international relations from West Texas State University in 1970.

      BERTO GUERRA, JR. has been a Director of the Company since its inception in May 1992. Mr. Guerra is a nominee to the Board of Directors for the 1998 annual shareholders' meeting. Mr. Guerra is the Managing Director - Corporate Development Southwestern Bell Telephone, and has been employed by that company or another subsidiary since 1978. Mr. Guerra served on President Bush's Hispanic Alliance on Free Trade from 1989 through 1992 and has served on the College of Education Foundation Advisory Council of The University of Texas from 1988 to the present. In April 1995, Mr. Guerra was elected to the Board of Trustees of The University of Texas-Pan American Foundation. Mr. Guerra received a Bachelor of Science degree in interdisciplinary management from Southwest Texas State University in 1984.

      STEVE K.C. LIAO has been a Director of the Company since October 1995. Since 1989, Mr. Liao has also been a real estate investor and property manager of multi-family properties in Houston, Texas.

      JAMES F. PLACE has most recently been a Director of the Company since March 1996, also served as a Director from October 1994 through January 1996. Since 1967, Mr. Place has owned and managed various commercial real estate properties and other investments primarily located in Texas, which has been his primary business occupation. Mr. Place was a director of PMI from 1976 to June 1992. Mr. Place has been a director of Grand Prix Tours, Inc., a tour operation for automobile racing events, since January 1988.

      There are no family relationships among any of the executive officers or directors of the Company.

NUMBER, TERM AND COMPENSATION OF DIRECTORS

      The Company's Articles of Incorporation divide the Board into three classes of as equal size as possible, with the terms of each class expiring in consecutive years so that only one class is elected in any given year. Successors to directors whose terms have expired are required to be elected by shareholder vote. Vacancies in unexpired terms and any additional positions created by Board action are filled by action of the existing Board. The terms of Messrs. Torres, Gamoran and Guerra will expire at the 1998 annual meeting of shareholders of the Company; the terms of Messrs. Moya, Byers and Liao will expire at the 1999 annual meeting of shareholders and the terms of Messrs. Gawlik, Braun, Duran and Place will expire at the 2000 meeting of shareholders. The executive officers of the Company are elected annually by the Board following the annual meeting of shareholders and serve at the discretion of the Board until their successors are elected and qualified.

      Outside members of the Board are compensated $1,000 per meeting for attending Board meetings, $500 per meeting for attending Board committee meetings and receive reimbursement for out-of-pocket expenses incurred for attendance at meetings. During fiscal 1997, total outside directors' fees of $23,000 were paid in cash. Management directors receive no fees for their services as a director to fill a vacancy on the Board.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

      Messrs. Torres, Gamoran and Guerra are the Board's nominees for election as directors, to serve as Category I directors until the 2001 annual meeting of shareholders or until their successors are elected and qualified. Information concerning the nominees is set forth above. Messrs. Torres and Guerra were previously elected to the Board by the Company's shareholders before the Company's initial public offering of its Common Stock. Mr. Gamoran was previously appointed to the Board to fill a vacancy on the Board.

      The Board currently consists of ten members. The Board has determined to nominate three persons for election. The proxies cannot be voted for a greater number of persons than the number of nominees named.

      If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed Proxy may exercise their discretion to vote for any substitutes proposed by the Board, unless the Board should decide to reduce the number of directors to be elected at the Annual Meeting. The affirmative vote of a majority of the votes cast is required for the election of each nominee for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED HEREIN.

                  MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

BOARD MEETINGS

      The Board held five meetings during the fiscal year ended July 31, 1997. All directors attended at least 75% of the meetings of the Board and Board committees of which they are members.

BOARD COMMITTEES

      The Company's Board has two standing committees: the Audit Committee and the Compensation Committee. The functions of the Audit Committee, of which Messrs. Byers, Duran, Guerra, Liao and Place are members, are to make recommendations to the Board regarding the engagement of the Company's independent accountants and to review with management and the independent accountants the Company's internal controls, financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. The Audit Committee held four meetings during fiscal 1997. The functions of the Compensation Committee, of which Messrs. Byers, Duran, Guerra, Place and Liao are members, are to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, to administer the Play-By-Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan"), to fix the terms of other employee benefit arrangements and to make awards under such arrangements. The Compensation Committee held three meetings during fiscal 1997. During fiscal 1997, none of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company has served as a member of the board of directors or the compensation committee of any company one of whose executive officers include a member of the Board or the Compensation Committee of the Company, other than Mr. Torres. Mr. Torres is the Chairman of the Board and Chief Executive Officer of Veladi Ranch Steakhouse, Inc., a privately held steak house chain with ten restaurants. The Board does not have a Nominating Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires each director and officer of the Company, and each person who owns more than 10% of a registered class of the Company's equity securities to file by specific dates with the United States Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this Proxy Statement any failure of its directors and officers and beneficial owners of more than 10% of the Company's Common Stock to file by the relevant due date any of these reports during the Company's fiscal year.

      To the Company's knowledge, all Section 16(a) filing requirements applicable to the Company's officers, directors and 10% shareholders were complied with.


                             EXECUTIVE COMPENSATION

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS BY REFERENCE, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

                      REPORT OF THE COMPENSATION COMMITTEE

THE COMPENSATION COMMITTEE

      The Compensation Committee's stated purpose is to review and recommend to the Board the compensation, stock options and employment benefits of all officers of the Company, administer the Incentive Plan, fix the terms of other employee benefit arrangements and make awards under such arrangements. The Compensation Committee is composed of directors who have never served as officers of the Company. The following is a summary of policies of the Compensation Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

      GENERAL COMPENSATION POLICY. The Compensation Committee's overall policies with respect to executive officers is to offer competitive compensation opportunities for such persons based upon their personal performance, the financial performance of the Company and their contribution to that performance. Each executive officer's compensation package is comprised of three elements:
(i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's shareholders, and (iii) for executive officers and certain personnel that perform sales and marketing functions, annual cash bonuses related to the performance of the Company for such individual's respective functional area.

      FACTORS. Several important factors considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. Additional factors were taken into account to a lesser degree. The Compensation Committee may, in its sole discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the overall compensation policy described above.

      BASE SALARY. The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions in similarly situated companies within the toy industry or similarly sized public companies and internal comparability considerations. However, the Compensation Committee did not conduct a formal survey of executive officer salaries at such companies. The Compensation Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that the Company would use in a comparison for shareholder returns. Therefore, the compensation comparison group is not the same as the industry group index used in the "Performance Graph" section below.

      STOCK-BASED INCENTIVE COMPENSATION. The Company adopted the Play-By-Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan") in August 1994. The Incentive Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock and restricted stock to officers and other employees of the Company. The purpose of the Incentive Plan is to attract, retain and motivate officers and employees. On June 27, 1996, the Company registered with the Securities and Exchange Commission the 700,000 shares authorized under the Incentive Plan. On August 29, 1997, the Board of Directors amended the Incentive Plan to increase the number of shares authorized to award incentive options and nonqualified stock options by 600,000 shares to 1,300,000 shares. This amendment will be placed on the December 1997 shareholder meeting agenda for approval. Stock options may be exercised at a purchase price as recommended by the Compensation Committee and determined by the Board of Directors, provided that the exercise price per share under the Incentive Plan shall be an amount not less than 100% of the fair market value on the date the option is granted or 110% of fair market value for beneficial owners of 10% or more of the Company's outstanding shares. Thus, the optionee receives a return only if the market price of the shares appreciates over the option term. The grants are designed to align the interests of the optionees with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers of the Company are already significant shareholders of the Company (see "Principal Shareholders"). Moreover, the long-term vesting schedules encourage a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

      ANNUAL CASH BONUSES. The Company does not have a formal cash bonus program for executive officers, although cash bonuses have been paid from time to time in the past to selected executive officers in recognition of superior individual performance. The Compensation Committee did not recommend and the Company did not award any cash bonuses during fiscal 1997.

CHIEF EXECUTIVE OFFICER

      In fiscal 1997, Arturo G. Torres, Chairman and Chief Executive Officer of the Company received total cash payments of $284,635 in salary. In fiscal 1997, Mr. Torres was also granted options under the Incentive Plan to purchase 60,000 shares of Common Stock. These options are exercisable at an average of $12.10 per share (110% of the market close price on the day of grant). One half vest in six months from the date of grant and the remaining option shares vest on the first anniversary. The Compensation Committee notes that the Company under the strong leadership of Mr. Torres produced significant growth in sales and earnings during the period. The Compensation Committee considers this level of compensation appropriate in light of Mr. Torres' leadership of a growth oriented toy company which has experienced significant increases in fiscal 1997 net sales and net income of 85.2% and 53.4%, respectively, as compared to fiscal 1996. Mr. Torres does not have an employment agreement with the Company.

LIMITATIONS ON DEDUCTIBILITY

      The Compensation Committee has reviewed the Company's informal compensation policies in light of amendments to the Internal Revenue Code enacted during 1993 that generally limit deductions for compensation paid to certain executive officers to $1,000,000 per annum (certain performance based compensation is not subject to that limit). At present levels of compensation, these amendments do not limit the deductions to which the Company is entitled and the Compensation Committee has therefore concluded that no changes in the Company's compensation policies as a result of these amendments are appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Tomas Duran, a director of the Company served on the Compensation Committee during fiscal year 1997. Mr. Duran is an insurance agent acting on behalf of the insurance companies that provide health and property insurance to the Company. In connection with this transaction, Mr. Duran received commissions from the insurance companies in the amount of $36,000 for the year ended July 31, 1997. In this regard, the Company incurred premiums of approximately $956,000 for insurance premiums in the year ended July 31, 1997. The Company believes that the arrangements with and the amounts paid to the insurance companies are fair and reasonable. This transaction is required to be reported under Item 404 of Regulation S-K.

SUMMARY

      The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interests of the Company's shareholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes positively affect shareholder value.

           PLAY-BY-PLAY TOYS & NOVELTIES, INC. COMPENSATION COMMITTEE
                                  1997 MEMBERS
                 Ottis W. Byers, Tomas Duran, Berto Guerra, Jr.,
                       Steve K. C. Liao and James F. Place

PERFORMANCE GRAPH

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS SECTION ENTITLED "PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY FILINGS OR INTO ANY FUTURE FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

      The following graph compares the cumulative total shareholder return on the Company's Common Stock from July 19, 1995 (the date the Company became a public company) until July 31, 1997, with the cumulative total return of the Standard and Poor's Index and the Peer Group Index (as defined below). The graph assumes the investment of $100 in the Company's Common Stock and in each of the indexes on July 19, 1995 and reinvestment of all dividends. The initial public offering price of the Company's Common Stock was $12.25 per share.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       FOR THE PERIOD ENDED JULY 31, 1997

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                      PBYP

                                                       CUMULATIVE TOTAL RETURN
                                                     ---------------------------
                                                     7/19/95  7/95   7/96   7/97
                                                     -------  ----   ----   ----
PLAY-BY-PLAY TOYS & NOVELTIES, INC .......   PBYP        100   107     75    124
PEER GROUP ............................... PPEER1        100   105    167    287
S&P 500 ..................................   1500        100   102    119    181

CUMULATIVE TOTAL RETURN*                                         1997
------------------------                                         ----
PLAY-BY-PLAY TOYS & NOVELTIES, INC..............................124.00
S&P 500...... ..................................................181.00
PEER GROUP**....................................................287.00

 * ANNUAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. THERE WERE NO DIVIDENDS PAID BY THE COMPANY DURING THE PERIOD PRESENTED. CUMULATIVE TOTAL RETURN ASSUMES AN INITIAL INVESTMENT OF $100 ON JULY 19, 1995.

** PEER GROUP INDEX IS COMPOSED OF TOY COMPANIES WITH SIMILAR MARKET
   CAPITALIZATION. THESE COMPANIES ARE ACTION PERFORMANCE CO., EMPIRE OF CAROLINA, INC., EQUITY MARKETING INC., HAPPINESS EXPRESS, INC., JANEX INTERNATIONAL, INC. AND JUST TOYS, INC.

SUMMARY COMPENSATION TABLE

      The following table sets forth certain information concerning compensation of (i) the Company's Chief Executive Officer, (ii) the highest paid executive officers of the Company whose annual compensation exceeded $100,000 and (iii) one former executive officer of the Company (1):

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                             ----------------------------------------------   --------------------------------------
                                                                                                           # SHARES
                                                                               OTHER          RESTRICTED   UNDERLYING
            NAME AND                                                           ANNUAL           STOCK       OPTIONS      ALL OTHER
       PRINCIPAL POSITION                     YEAR     SALARY     BONUS    COMPENSATION (2)    AWARDS      (3)(4)(5)   COMPENSATION
------------------------------------------   ------   --------   -------   ----------------   ---------   ----------   ------------
Arturo G. Torres, ........................     1997   $284,635      --                 --          --         60,000           --
  Chairman of the Board ..................     1996   $196,962   $68,250               --          --         10,000           --
  and Chief Executive Officer ............     1995   $180,726      --                 --          --         15,000           --

Mark A. Gawlik, ..........................     1997   $190,000      --                 --          --         30,000           --
  President and Chief ....................     1996   $152,884   $30,250               --          --         10,000           --
  Operating Officer ......................     1995   $128,077      --                 --          --         12,000           --

Raymond G. Braun, ........................     1997   $101,635      --                 --          --        200,000           --
  Chief Financial Officer ................     1996       --        --                 --          --           --             --
  and Treasurer (6) ......................     1995       --        --                 --          --           --             --

Saul Gamoran, ............................     1997   $180,008      --                 --          --         30,000           --
  Executive Vice President, ..............     1996   $ 31,731      --                 --          --        100,000           --
  Secretary and ..........................     1995       --        --                 --          --           --             --
  General Counsel

Francisco Saez Moya ......................     1997   $156,057      --                 --          --         30,000           --
  President - Play By Play ...............     1996   $125,000   $16,000               --          --           --             --
  Toys & Novelties .......................     1995       --        --                 --          --         12,000           --
  Europa, S.A ............................

(1) Mr. Jay Foreman, former executive officer of the Company, received annual compensation of $128,077 and $102,615 for fiscal year 1995 and 1996, respectively. In addition, Mr. Foreman received a bonus of $20,000 in fiscal year 1996. Mr. Foreman resigned from the Company on February 29, 1996 and ceased consulting with the Company on April 30, 1996.

(2) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded that the aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of annual salary reported for any named executive officer.

(3) All 1995 options were originally granted on April 13, 1995, for the number of shares indicated. All such options were canceled and re-priced on December 9, 1996. The options are exercisable according to the original vesting schedule in five increments of 20% each.

(4) All 1996 options were originally granted on September 29, 1995, except for Mr. Gamoran's which were granted on May 16, 1996. All such options were re-priced on December 9, 1996. The options are exercisable according to the original vesting schedule.

(5) The outstanding options granted pursuant to the Company's 1994 Incentive Stock Option Plan except for Mr. Braun whom was granted 200,000 non-qualified stock options pursuant to his employment agreement.

(6)  Mr. Braun joined the Company on January 2, 1997.

EMPLOYMENT ARRANGEMENTS

      Other than an employment agreement with Mr. Gamoran, Mr. Braun and two other employees the Company does not have employment agreements with any of its United States employees. In May 1996, the Company entered into an employment agreement with Mr. Gamoran, which agreement will automatically expire May 1999, unless it is terminated by the Company or Mr. Gamoran. During the first year of Mr. Gamoran's employment, the Company will pay Mr. Gamoran an annual base salary of $150,000 which was increased by the Compensation Committee to $198,000 per annum effective January 2, 1997. In November 1996, the Company entered into an employment agreement with Mr. Braun, which agreement will automatically expire January 2, 2000, unless it is terminated by the Company or Mr. Braun. During the term of this agreement, the Company will pay Mr. Braun an annual base salary of $175,000. The Company does have standard national employment contracts with all of its Spanish employees.

STOCK OPTION GRANT TABLE

      The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended July 31, 1997:

                             OPTION GRANTS IN LAST FISCAL YEAR

                                   % OF
                                  NUMBER OF      TOTAL
                                 SECURITIES   OPTIONS/SARS   EXERCISE
                                 UNDERLYING    GRANTED TO    OR BASE              GRANT DATE
                                  OPTIONS     EMPLOYEES IN    PRICE   EXPIRATION PRESENT VALUE
NAME                            GRANTED (#)  FISCAL 1997(1) ($/SHARE)    DATE     ($/SH) (2)
----------------------------------------------------------------------------------------------
Arturo G. Torres ............      60,000       14.56%        12.10     12/9/02    $   1.84

Mark A. Gawlik ..............      30,000        7.28%        11.00     12/9/06        3.66

Raymond G. Braun ............     200,000       48.54%         8.00     1/1/07         5.81

Saul Gamoran ................      30,000        7.28%        11.00     12/9/06        3.66

Francisco Saez Moya .........      30,000        7.28%        11.00     12/9/06        3.66

(1) Based upon 412,000 options to purchase shares of Common Stock granted in fiscal 1997

(2) The per share value is based on the Black-Scholes Option pricing model. The calculation included the following assumptions: estimated volatility of 23.6% (based on historical stock prices of comparable companies); risk-free interest rate ranging from 5.39% to 6.67% (based on returns available through U.S. Treasury bonds); no dividend yield; and on expected life of options of 5 years for 10-year options and expected life of 2.5 years for 5-year options. Option values are dependent on general market conditions and the performance of the Common Stock. There can be no assurance that the values in this table will be realized.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during fiscal 1997, any value realized thereon, the number of unexercised options at the end of fiscal year 1997 (exercisable and unexercisable) and the value with respect thereto.

                                                                          NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                              SHARES                   OPTIONS AT FISCAL YEAR END(#)      AT FISCAL YEAR END($) (1)
                                             ACQUIRED      VALUE       ----------------------------    -----------------------------
NAME                                      ON EXERCISE (#) REALIZED ($) EXCERCISABLE  UNEXCERCISABLE    EXCERCISABLE   UNEXCERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
Arturo G. Torres ........................          -          -          55,000           30,000          187,000            102,000
Mark A. Gawlik ..........................          -          -          37,000           15,000          166,500             67,500
Raymond G. Braun ........................          -          -          20,000          180,000          150,000          1,350,000
Saul Gamoran ............................          -          -          61,667           68,333          277,502            307,499
Francisco Saez Moya .....................          -          -          27,000           15,000          121,500             67,500

(1) Total value of options based on fair market value of $15.50 per share as of July 31, 1997, the last date reported sale price of the Common Stock as reported by the Nasdaq National Market on that date.

1994 INCENTIVE PLAN

      SCOPE. During fiscal 1995, the Board of Directors and shareholders of the Company approved the Play By Play Toys & Novelties, Inc. 1994 Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock and restricted stock to officers and other employees of the Company. On June 27, 1996, the Company registered with the Securities and Exchange Commission the 700,000 shares authorized under the Incentive Plan. On August 29, 1997, the Board of Directors amended the Incentive Plan to increase the number of shares authorized to award incentive options and nonqualified stock options by 600,000 shares to 1,300,000. This amendment will be placed on the December 1997 shareholder meeting agenda for approval. The purpose of the Incentive Plan is to attract, retain and motivate officers and employees. If an award made under the Incentive Plan expires, is canceled or otherwise is terminated, those shares will be available for future awards under the Incentive Plan. The Incentive Plan will terminate on August 24, 2004.

      ADMINISTRATION. The Incentive Plan is administered by the Company's Compensation Committee (the "Committee"). Subject to the provisions of the Incentive Plan, Committee will have authority to select those officers and other employees of the Company to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, and to establish the terms, conditions and provisions of such awards.

      STOCK OPTIONS. Both incentive stock options and nonqualified stock options (collectively referred to as "Stock Options") may be granted pursuant to the Incentive Plan. All Stock Options granted under the Incentive Plan will have an exercise price per share to be determined by the Committee, provided that the exercise price per share under each Stock Option shall not be less than the fair market value of a share of Common Stock at the time the Stock Option is granted (110% of such fair market value in the case of incentive stock options granted to a shareholder who owns 10% or more of the Company's Common Stock). The maximum term for all Stock Options granted under the Incentive Plan is ten years (five years in the case of an incentive stock option granted to a shareholder who owns 10% or more of the Company's Common Stock). Stock Options are exercisable at such time and in such installments as the Committee may provide at the time the Stock Option is granted. During fiscal 1997, the Committee granted incentive stock options to purchase 162,000 shares of Common Stock under the Incentive Plan to certain officers and employees of the Company. At July 31, 1997, 637,800 incentive stock options were outstanding. The options generally have a four-year vesting period and are exercisable at prices per share ranging from $9.75 to $15.95. One-fifth of such options will become exercisable six months after the date of grant and on each of the first four anniversaries of the date of grant. In the event of a change in control of the Company, as defined in the Incentive Plan, awards under the Incentive Plan become exercisable within 60 days of the change in control. The options exercisable as of July 31, 1997 are 315,300.

      On September 29, 1995, the Board modified the terms of the incentive stock options granted to Messrs. Torres, Gawlik and Moya, such that all options vest and become exercisable within one year from the date of grant. The exercise price per share of all such Stock Options is equal to $13.48. On May 16, 1996, Mr. Gamoran was granted 100,000 options to purchase stock in the Company at $13.75 per share. Of the 100,000 options granted to Mr. Gamoran, 20,000 of said options vested immediately, and one-third of the remaining options will become exercisable on each of the first three anniversaries of the date of grant. Mr. Gamoran shall have a period of five years from the date of each vesting in which to exercise these options. All options granted to the officers of the Company prior to December 9, 1996 were canceled and re-issued at an exercise price of $11.00 per share, with Mr. Torres' exercise price being $12.10 per share, or 100% and 110%, respectively, of the quoted close price of the Company's Common Stock on such date. The vesting periods for such options were modified to give credit for the prior holding periods.

      RESTRICTED STOCK. Restricted stock awards are grants of Common Stock made to officers and employees subject to conditions established by the Committee. The terms of a restricted stock award, including the restrictions placed on such shares and the time or times at which such restrictions will lapse, shall be determined by the Committee at the time the award is made. Unless the Committee determines otherwise, holders of restricted stock shall have the right to vote the shares of restricted stock and to receive all dividends thereon. The Committee may determine at the time of an award of restricted stock that dividends paid on such shares may be paid to the grantee or deferred. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of the restrictions on the shares of restricted stock or forfeited upon the forfeiture of the shares of restricted stock. The agreements evidencing awards of restricted stock shall set forth the terms and conditions of such awards and the effect of a grantee's termination of employment. No restricted stock shares have been issued pursuant to the Incentive Plan as of July 31, 1997.

      TERMINATION AND AMENDMENT. The Incentive Plan may be terminated or amended by the Board, provided that, in the absence of shareholder approval, no amendment of the Incentive Plan may materially increase the total number of shares of Common Stock with respect to which awards may be made under the Incentive Plan, change the exercise price of a Stock Option, materially modify the requirements as to eligibility for participation in the Incentive Plan or materially increase the benefits accruing to participants under the Incentive Plan. No amendment of the Incentive Plan may adversely alter or impair any Stock Option or share of restricted stock awarded under the Incentive Plan prior to such amendment without the consent of the holder thereof.

NON-PLAN OPTIONS

      In addition to the Stock Options granted pursuant to the Incentive Plan, during fiscal 1997, the Company granted nonqualified stock options outside of the Incentive Plan to purchase 10,000 shares of Common Stock (the "Non-Plan Options") to each of Messrs. Byers, Duran, Guerra, Liao and Place. The Non-Plan Options were granted at an exercise price equal to $11.00 or 100% of the closing sales price of the Common Shares on the date of the grant and expire five years thereafter. Half of such options vest six months from the date of grant and the remainder vest twelve months from the date of grant. The Non-Plan Options exercisable as of July 31, 1997 are 79,400.

      On August 29, 1997, the Company granted nonqualified stock options outside of the Incentive Plan to purchase 20,000 shares of Common Stock to each of Messrs. Byers, Duran, Guerra, Liao and Place. The Non-Plan Options were granted at an exercise price equal to $19.00 or 100% of the quoted price of the Common Stock on the date of grant, and expire five years thereafter. Half of such options vest six months from the date of grant and the remainder vest twelve months from the date of grant.

      In connection with the employment of Raymond Braun in January 1997, options to purchase 200,000 shares of Common Stock were granted at a purchase price of $8.00 per share. These options vest on or after the first day of each calendar month, commencing February 1, 1997, through and including January 1, 2002, up to one sixtieth (1/60) of the total number of shares. In connection with these option grants, the Company recognized $82,000 of compensation expense and recorded $618,000 of unearned compensation in fiscal 1997.

      On August 29, 1997, the Compensation Committee granted stock options to purchase 412,500 shares of Common Stock to certain officers and employees of the Company at an exercise price of $19.00 per share.

REGISTRATION OF SHARES

      On June 27, 1996, the Company registered 700,000 shares of Common Stock that are the subject of the Incentive Plan and such nonqualified stock options with the United States Securities and Exchange Commission. On August 29, 1997, the Board adopted a resolution to proceed with the filing of a registration statement under the Securities Act of 1933, as amended, in order to register the additional 600,000 shares that are subject of the Incentive Plan and such non-qualified stock options as shall be permitted under the appropriate filing.

                                 PROPOSAL NO. 2
            RATIFICATION OF THE AMENDMENT OF THE 1994 INCENTIVE PLAN

      The Board, on August 29, 1997, adopted a resolution to amend Play By Play Toys & Novelties, Inc. 1994 Incentive Plan, subject to the approval by the shareholders at the Annual Meeting. The amendment of the Incentive Plan, by allocating 600,000 additional shares of the Company's Common Stock is being submitted to the shareholders for approval as a method to attract and retain certain employees by permitting them to participate in the ownership of the Company.

      The affirmative vote of a majority of the votes cast on this proposal will constitute approval of the amendment of the Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE INCENTIVE PLAN.

                                 PROPOSAL NO. 3
                  RATIFICATION OF THE RE-PRICING OF ALL OPTIONS
                       GRANTED TO OFFICERS OF THE COMPANY

   Subject to the approval by shareholders at the Annual Meeting, the Board, on August 29, 1997, voted that options granted to the officers of the Company prior to December 9, 1996 be re-priced to the fair market value on the date of re-pricing, which was $11.00, or 110% of fair market value for beneficial owners of 10% or more of the Company's outstanding shares of common stock. The number of shares re-priced was 159,000. The original exercise price of the shares ranged from $13.475 to $14.58. Such options shall vest as originally granted.

      The affirmative vote of a majority of the votes cast on this proposal will constitute approval of the re-pricing of all options granted to the officers of the Company prior to December 9, 1996.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE RE-PRICING OF ALL OPTIONS GRANTED TO OFFICERS OF THE COMPANY PRIOR DECEMBER 9, 1996.

                             PRINCIPAL SHAREHOLDERS

      The following table presents certain information regarding the beneficial ownership of the Company's Common Stock as of October 31, 1997, and adjusted to give effect to the sale of 3,135,000 shares of Common Stock in the Offering, by
(i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each Named Executive Officer, (iii) each director of the company and (iv) all executive officers and directors of the Company as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that each shareholder named in this table has sole investment and voting power with respect to the shares set forth opposite such shareholder's name.

                            SHARES BENEFICIALLY             SHARES BENEFICIALLY
                            OWNED PRIOR TO THE                OWNED AFTER THE
                                OFFERING           SHARES        OFFERING
                           --------------------    BEING   ----------------------
NAME                         NUMBER     PERCENT   OFFERED    NUMBER      PERCENT
                           ---------     -----   --------  ---------    ---------
Arturo G. Torres .....     1,535,990(1)  30.79%   500,000  1,035,990(1)     13.74%
Mark A. Gawlik .......       230,321      4.65       --      230,321         3.07
Francisco Saez Moya ..       275,586      5.57     82,200    193,386         2.58
Saul Gamoran .........        76,667      1.54       --       76,667         1.02
Raymond Braun ........        40,930       *         --       40,930          *
Berto Guerra, Jr .....        53,465      1.09     15,000     38,465          *
James F. Place .......        39,873       *        5,000     34,873          *
Tomas Duran ..........        18,300       *       10,800      7,500          *
Otis W. Byers ........        16,000       *       11,000      5,000          *
Steve K. C. Liao .....        18,500       *       11,000      7,500          *
                           ---------             --------  ---------
All directors and
executive officers
as a group (ten
persons) .............     2,305,632              635,000  1,670,632
                           =========             ========  =========

 *   Less than 1%

(1) Includes 49,200 shares held in trust for the benefit of Mr. Torres' three minor children (16,400 shares each), for which Mr. Torres is the trustee and has sole voting and investment power.

      The business address of all officers and directors of the Company is 4400 Tejasco, San Antonio, Texas 78218-0267.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDER LOAN

      To partially finance the acquisition of Ace, Mr. Torres provided a $3.0 million unsecured demand loan to the Company. During fiscal 1997, the Company paid Mr. Torres $257,800 in interest expense. The note was repaid in full in July 1997.

OTHER TRANSACTIONS

      On February 19, 1997, Play By Play Europa, S. A., entered into an agreement with Banco Santander, S.A., Valencia, Spain, to open a $2.0 million standby letter of credit, which is personally guaranteed with 35,000 shares of the Company's Chief Executive Officer's personal common stock investment in a company which is not affiliated with the Company. No remuneration was paid by the Company to its Chief Executive Officer as consideration for this guarantee. The letter of credit matured on October 31, 1997 and was renewed for one more year.

      The Company leases a building used as a video arcade located in Odessa, Texas, from Mr. Torres. Rental expense for such arcade was approximately $7,400 during fiscal 1997. The Company believes that the terms of the lease are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

      Mr. Place, a Director of the Company, is a partner in Espinoza's Pizza Company, Ltd. ("Espinoza") which owns and operates 11 restaurants in which the Company has placed coin-operated amusement game machines. Espinoza was paid, as its percentage of revenues attributable to such games, approximately $101,000 during fiscal 1997. The Company believes that the arrangements with and the amounts paid to Espinoza are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

      Mr. Torres leases seven land and building packages to Pizza Hut of America, Inc. ("Pizza Hut") and one land and building package to Espinoza. The Company has entered into revenue sharing agreements with Pizza Hut and Espinoza concerning the placement of amusement machines which may benefit Mr. Torres due to percentage rent provisions in these real property leases. The Company paid Pizza Hut approximately $700,000 and Espinoza approximately $101,000 during fiscal 1997, pursuant to the terms of such revenue sharing agreements. The Company believes the amounts paid to Pizza Hut and Espinoza were fair and reasonable and were on terms at least as favorable as would be available from non-affiliated parties.

      During fiscal 1996, Play by Play Europa, S.A. subcontracted stuffing services to a company, Tuexa Export, S.A. ("Tuexa"), whose major shareholder was Mr. Moya. As of October 8, 1996, Mr. Moya sold his interest in Tuexa Export, S.A. for a nominal amount. The Company paid Tuexa $100,000 during the period from August 1, 1996 through October 8, 1996. The Company believes that the arrangements with and the amount paid to Tuexa Export, S.A. are fair and reasonable and are on terms at least as favorable as would be available from non-affiliated parties.

      Mr. Duran, a director of the Company, is an insurance agent acting on behalf of the insurance companies that provide health and property insurance to the Company. In connection with this transaction, Mr. Duran received commissions from the insurance companies in the amount of $36,000 for the year ended July 31, 1997. In this regard, the Company incurred premiums of approximately $956,000 for insurance premiums in the year ended July 31, 1997. The Company believes that the arrangements with and the amounts paid to the insurance companies are fair and reasonable.


FUTURE TRANSACTIONS

      In the future, all transactions between the Company and its affiliated entities, executive officers, directors or significant shareholders will be on terms which will continue to be no less favorable to the Company than the Company could obtain from non-affiliated parties.

                                 PROPOSAL NO. 4
         RATIFICATION OF THE POTENTIAL ISSUANCE OF UP TO 976,219 SHARES

      During July 1997, the Company completed a private placement of $15 million of 8.00% Convertible Debentures (the "Debentures"). The proceeds were used to retire a $3 million subordinated demand note due to a shareholder, provide $3 million as collateral on two lines of credit with banks in Spain and for general corporate purposes. The debt is convertible into the Company Common Stock at any time during the loan period.

      The conversion price of the Debentures is $17.00 per share. However, the Debentures provide for a one-time adjustment following the Company's release of its 1998 fiscal year-end results, if the average stock price after releasing earnings is less than $17.00 per share. If the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending July 31, 1998 exceed $17,900,000, no adjustment will be made. If that EBITDA threshold is not met, the conversion price of the Debentures will be adjusted downward (if applicable) to the greater of (a) 90% of the trading price of the Company's Common Stock following its announcement of fiscal 1998 earnings and (b) five times EBITDA per share on a fully diluted basis.

      The Debentures also provide that, unless a majority of the Company's shareholders approve the potential future issuance of shares, the Debentures will not be convertible into more than 976,219 shares of Common Stock in the aggregate. Approval of this Proposal No. 4 will remove that limitation on the number of shares into which the Debentures are convertible. Therefore, approval of this proposal could, in the event of an adjustment as provided above, entitle the holders of the Debentures to acquire in excess of 20% of the Company's outstanding Common Stock as of July 31, 1997.

      The Debentures provide that if the shareholders do not approve this potential future issuance and, as a result, the full amount of the conversion that otherwise would have been made is limited, then the holders of the Debentures will have the right to require the Company to repurchase an amount of the Debentures equal to the economic difference between the actual conversion price adjustment and the conversion price adjustment that would have been made, plus interest on that amount calculated at an 18% annual yield. Therefore, failure to approve this Proposal No. 4 could, in the event an adjustment as provided above otherwise would have been made, subject the Company to substantial monetary expense.

      Several of the officers and significant shareholders of the Company (holding, in the aggregate, 38.0% of the Company's outstanding Common Stock) have agreed with the holders of the Debentures that they will vote in favor of this Proposal No. 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE POTENTIAL FUTURE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF 8% CONVERTIBLE DEBENTURES.

                                 PROPOSAL NO. 5
                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      Coopers & Lybrand L.L.P. has served as the Company's independent accountants since its appointment for fiscal 1992. The Board, on the unanimous recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P as the Company's independent accountants for the fiscal year ending July 31, 1998, subject to ratification by the shareholders at the Annual Meeting. Representatives of Coopers &

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Lybrand L.L.P. are expected to be present at the meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

      All services provided to the Company by Coopers & Lybrand L.L.P. were approved by the Audit Committee. The Audit Committee also considered the possible effect on the independence of Coopers & Lybrand L.L.P. by reason of its rendering such services.

      Audit services of Coopers & Lybrand L.L.P. for fiscal 1997 included the examination of the consolidated financial statements, services related to filings with the SEC, and the performance of limited reviews of the Company's unaudited financial information.

      The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of Coopers & Lybrand L.L.P.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1998.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board knows of no other business that will be presented by management for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, the proxy holders intend to vote the proxies as recommended by the Board.

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
                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      Shareholder proposals intended to be presented at the 1999 annual meeting of the shareholders must be received by the Company in writing no later than July 23, 1998. Proposals must be mailed to Play By Play Toys & Novelties, Inc., 4400 Tejasco, San Antonio, Texas 78218-0267, Attention: Secretary, Saul Gamoran.

                            ANNUAL REPORT (FORM 10-K)

      The Company undertakes, on written request and without charge, to provide each person from whom the accompanying Proxy is solicited with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, as filed with the SEC, including the financial statements and schedules. Requests should be addressed to Play By Play Toys & Novelties, Inc., 4400 Tejasco, San Antonio, Texas 78218-0267, Attention: Secretary, Saul Gamoran.


                                              By Order of the Board of Directors

                                              Saul Gamoran
                                              Executive Vice President, General
                                              Counsel and Secretary

November 22, 1997

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
                       PLAY BY PLAY TOYS & NOVELTIES, INC.
                                  4400 TEJASCO
                          SAN ANTONIO, TEXAS 78218-0267

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Arturo G. Torres, Saul Gamoran and Berto Guerra, Jr., or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Play By Play Toys & Novelties, Inc. (the "Company") held of record by the undersigned on November 21, 1997 at the Annual Meeting of Shareholders to be held on December 11, 1997, or any adjournments thereof.

1.  ELECTION OF DIRECTORS

FOR all nominees listed below                   WITHHOLD AUTHORITY
  (except as marked to the contrary      To vote for all nominees listed
  below) [ ]                                         below [ ]

    (INSTRUCTIONS TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
          STRIKE A LINE THROUGH THE NOMINEE  S NAME IN THE LIST BELOW)

             Arturo G. Torres, Saul Gamoran, and Berto Guerra, Jr.

2. Proposal to amend the Play By Play Toys & Novelty, Inc. 1994 Incentive Plan by reserving 600,000 additional shares.

                  FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

3. Proposal to approve the re-pricing of all options granted to the officers of the Company prior to December 9, 1996 at an exercise price of $11.00 per share, with Arturo G. Torres' exercise price being $12.10 per share.

                  FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

4. Proposal to approve the potential future issuance of shares of Common Stock upon conversion of 8% Debentures held by Renaissance Capital Growth & Income Fund III, Inc., Renaissance Capital Growth & Income Trust PLC and Banc One Capital Partners II, Ltd.

                  FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

5. Proposal to ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, as the independent auditors for the Company for the fiscal year ending July 31, 1998.

                  FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 AND 6.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or authorized officer. If a partnership, please sign in partnership name by authorized person.
                                          Dated ________________________________

                                          ______________________________________
                                                         Signature
                                          ______________________________________
                                                 Signature if held jointly

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.